UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2005

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway

Lincolnshire, IL 60069

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2005, Fortune Brands entered into an Amended and Restated Credit Agreement dated as of July 26, 2005 among Fortune Brands, the lenders listed therein and Credit Suisse, as Administrative Agent (the “Restated Credit Agreement”). The Restated Credit Agreement amends and restates the Credit Agreement dated as of April 21, 2005 among Fortune Brands, the lenders listed therein and Credit Suisse First Boston, as Administrative Agent (the “Prior Credit Agreement”). Reference is made to the Fortune Brands’ Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2005 for a summary description of the material terms of the Prior Credit Agreement.

The Restated Credit Agreement provides for unsecured revolving loans of up to $5 billion in aggregate principal amount. Up to an aggregate of $2 billion may be borrowed in Canadian Dollars, Euro or Pounds Sterling (with not more than $500 million of that amount in Canadian dollars). The amounts available under the Restated Credit Agreement are reduced by the amounts borrowed by the Company under the Prior Credit Agreement (which was approximately $4,815,000,000 as of July 26, 2005) and not repaid under the Restated Credit Agreement. The Restated Credit Agreement permits borrowings for, among other things, general corporate purposes and commercial paper backstop.

Revolving loans will be available to the Company under the Restated Credit Agreement until April 19, 2006. The Company has the option to convert revolving loans outstanding on April 19, 2006 to term loans that mature on January 26, 2007, with no scheduled interim amortization.

All loans must be prepaid with 100% of the net cash proceeds (as defined in the Restated Credit Agreement) of certain non-ordinary course asset sales, certain issuances of debt obligations or equity securities of Fortune Brands and its subsidiaries, and amounts available under new or increased bank credit facilities, subject to certain exceptions. Fortune Brands may elect to prepay the loan, in whole or in part at any time, in certain minimum principal amounts, without penalty or premium (other than normal LIBOR break funding costs).

Interest on the loan will accrue, at Fortune Brands’ election, at either (1) Adjusted LIBOR (with interest periods of 1, 2, 3 or 6 months at Fortune Brands’ option) or (2) ABR (which is the higher of Credit Suisse’s prime rate and the federal funds effective rate plus 1/2 of 1%), in each case plus spreads based on (i) credit ratings assigned to certain debt of Fortune Brands and (ii) the length of time that the facility remains outstanding. The Company also may request competitive bid and negotiated rate loans under the Restated Credit Agreement.

The Restated Credit Agreement contains, among other things, conditions precedent, representations and warranties, covenants and events of default customary for facilities of this type and similar to those in other Fortune Brands credit facilities. Such covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Restated Credit Agreement also includes a covenant under which Fortune Brands is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.50 to 1.00.

(Page 2 of 5 Pages)

Under certain conditions, the lending commitments under the Restated Credit Agreement may be terminated by the lenders and amounts outstanding under the Restated Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of Fortune Brands and its subsidiaries, bankruptcy, insolvency, written admission of inability to pay debts by Fortune Brands or certain of its subsidiaries, material judgments rendered against Fortune Brands or certain of its subsidiaries, certain ERISA events or a change of control of Fortune Brands, subject to various exceptions and notice, cure and grace periods.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the Restated Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99	Amended and Restated Credit Agreement dated as of July 26, 2005 among Fortune Brands, Inc., the lenders party thereto and Credit Suisse, as Administrative Agent.

(Page 3 of 5 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/S/ MARK A. ROCHE
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: July 27, 2005

(Page 4 of 5 Pages)

EXHIBIT INDEX

Exhibit Number	Description
99	Amended and Restated Credit Agreement dated as of July 26, 2005 among Fortune Brands, Inc., the lenders party thereto and Credit Suisse, as Administrative Agent.

(Page 5 of 5 Pages)